(d)(3)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)
Voya Corporate Leaders® 100 Fund	0.1800% on all assets

Direct Investments1
0.3375% on all assets
Voya Global Income & Growth Fund	Other Investments2
(formerly, Voya Global Multi-Asset Fund)	0.1350%
Underlying Funds3
0.0200%

Voya Large-Cap Growth Fund	0.2295% on all assets

Voya Large Cap Value Fund	0.2925% on all assets

1“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

2

3

“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)
0.2030% on first $500 million;
Voya Mid Cap Research Enhanced Index Fund	0.1910% on next $250 million;
0.1800% on next $1.25 billion; and
0.1690% over $2 billion

0.3375% on the first $500 million;
Voya MidCap Opportunities Fund	0.3150% on the next $400 million;
0.2925% on the next $450 million; and

0.2700% on assets in excess of $1.350 billion

Voya Multi-Manager Mid Cap Value Fund	[REDACTED]

Voya Small Cap Growth Fund	0.3600% on all assets

Voya Small Company Fund	0.3375% on all assets

Voya VACS Series MCV Fund	[REDACTED]